Exhibit 10.2
CHANGE IN CONTROL &
NON-COMPETITION AGREEMENT

This Agreement is made as of this 30th day of October, 2026, by and between David Ruppel ("Executive" or “you”) and Commercial Vehicle Group, Inc., a Delaware corporation with its principal office at 7800 Walton Parkway, New Albany, Ohio 43054, its subsidiaries, successors and assigns (the "Company").

Recitals
A.The Company is engaged in the business of, among other things, developing, manufacturing, and marketing of interior systems, vision safety solutions and other cab-related products for the global commercial vehicle market, including the heavy-duty (Class 8) truck market, the construction market and other specialized transportation markets and delivering real solutions to complex design, engineering and manufacturing problems and in connection therewith develops and uses valuable technical and nontechnical trade secrets and other confidential information which it desires to protect.

B.The Company considers your services to be in the best interest of the Company and desires, through this Agreement, to assure your services on behalf of the Company on an objective and impartial basis and without distraction or conflict of interest in the event of an attempt to obtain control of the Company.

C.You are willing to remain in the employ of the Company on the terms set forth in this Agreement.

Agreement
NOW, THEREFORE, the parties agree as follows:

1.Consideration. As consideration for your entering into this Agreement and your willingness to remain bound by its terms, the Company shall continue to employ you and provide you with access to certain Confidential Information as defined in this Agreement and other valuable consideration as provided for throughout this Agreement, including in Sections 3 and 4 of this Agreement.

2.Employment.

a)Position. The Executive shall serve as the President and Chief Executive Officer of the Company. In this capacity, the Executive shall have the duties, authorities and responsibilities as may reasonably be assigned to the Executive by the Board of Directors of the Company (the “Board”) that are not inconsistent with the Executive’s position as President and Chief Executive Officer of the Company. The Executive’s principal place of employment with the Company shall be in a location within the greater Columbus, Ohio, metropolitan area provided that the Executive understands and agrees that the Executive may be required to travel from time to time for business purposes. The Executive shall report directly to the Board.
b)During the Executive’s employment by the Company (the “Employment Term”), the Executive shall devote all of the Executive’s business time, energy, business judgment, knowledge and skill and the Executive’s best efforts to the performance of the Executive’s duties with the Company, provided that the foregoing shall not prevent the Executive from (i) serving on the boards of directors of non-profit organizations and, with the prior written approval of the Board, other for-profit companies, (ii) participating in charitable, civic, educational, professional,
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community or industry affairs, and (iii) managing the Executive’s passive personal investments so long as such activities in the aggregate do not interfere or conflict with the Executive’s duties hereunder or create a potential business or fiduciary conflict. You further agree to comply fully with all policies and practices of the Company as are from time to time in effect.

3.Compensation.

a)BASE SALARY. The Company agrees to pay the Executive a base salary at an annual rate as set forth in your offer letter of employment dated October ___, 2026 (the “Offer Letter”), payable in accordance with the regular payroll practices of the Company, but no less frequently than monthly. The Executive’s Base Salary shall be subject to annual review by the Board (or a committee thereof). The base salary as determined herein and as may be adjusted upward from time to time shall constitute “Base Salary” for purposes of this Agreement.

b)You will be entitled to receive equity and other long term incentive awards (including but not limited to stock awards) pursuant to the terms of the Company's Equity Incentive Plan or other plan adopted by the Board of Directors of the Company from time to time. The treatment of any such awards upon a termination of your employment or a Change in Control shall be governed solely by the terms of the applicable equity incentive plan and award agreement(s) governing such awards, and not by this Agreement.

c)Subject to applicable Company policies, you will be reimbursed for necessary and reasonable business expenses incurred in connection with the performance of your duties hereunder or for promoting, pursuing or otherwise furthering the business or interests of the Company.

4.Fringe Benefits. You will be entitled to receive employee benefits and participate in any employee benefit plans, in accordance with the Offer Letter.

5.Non-use and Non-Disclosure of Confidential Information. Executive acknowledges that the Company and its subsidiaries continually develop Confidential Information (defined below), that the Executive may develop Confidential Information for the Company or its subsidiaries during Executive’s employment with the Company, and that Executive may learn of Confidential Information during the course of such employment. Executive will comply with the policies and procedures of the Company and its subsidiaries for protecting Confidential Information and shall never use or disclose to any Person (except as required by applicable law or for the proper performance of his or her duties and responsibilities to the Company and its subsidiaries), any Confidential Information obtained by Executive incident to his or her employment or other association with the Company or any of its subsidiaries. Executive agrees to only use the Company’s Confidential Information as necessary to perform his or her job during employment with the Company. Executive understands that this restriction shall continue to apply after his or her employment terminates, regardless of the reason for such termination. All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its subsidiaries and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by Executive, shall be the sole and exclusive property of the Company and its subsidiaries. Executive shall safeguard all Documents and shall surrender to the Company at the time his or her employment terminates, or at such earlier time or times as the Company may specify, all Documents then in the Executive’s possession or control.

Definitions. For purposes of this Agreement, “Confidential Information” means any and all information of the Company and its subsidiaries that is not generally known by others with
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whom the Company or its subsidiaries compete or do business, or with whom they plan to compete or do business and any and all information which, if disclosed by the Company or its subsidiaries, would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its subsidiaries, (ii) the Company’s and its subsidiaries’ Products (defined below), (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its subsidiaries, (iv) the identity and special needs of the customers of the Company and its subsidiaries and (v) the people and organizations with whom the Company and its subsidiaries have business relationships and those relationships. Confidential Information also includes any information that the Company or any of its subsidiaries have received, or may receive hereafter, from others which was received by the Company or any of its subsidiaries with any understanding, express or implied, that the information would not be disclosed. For purposes of this Agreement, “Products” means all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its subsidiaries, together with all services provided or planned by the Company or any of its subsidiaries, during Executive’s employment with the Company or any of its subsidiaries.

Restricted Activities. Executive, as a condition to employment and in consideration of Executive’s continued employment by the Company and/or its subsidiaries, agrees that some restrictions on Executive’s activities during and after his or her employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its subsidiaries and agrees as follows:

Noncompetition. For a period of time beginning on the date Executive executes a copy of this Agreement and continuing for a period ending on the date which is one (1) year after Executive’s employment terminates (the “Noncompetition Period”), Executive shall not, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, engage in, assist or have any active interest in a business that competes with the Company or any of its subsidiaries or otherwise compete with the Company or any of its subsidiaries: (i) anywhere throughout the world; (ii) in North America; (iii) in the United States; and/or (iv) in those states of the United States in which the Company or any of its subsidiaries sells products or conducts business activities. Specifically, but without limiting the foregoing, Executive agrees that during the Noncompetition Period, Executive shall not: (A) undertake any planning for any business competitive with the Company or any of its subsidiaries; or (B) engage in any manner in any activity that is competitive with the business of the Company or any of its subsidiaries; provided, however, that your "beneficial ownership," either individually or as a member of a "group" as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of not more than two percent (2%) of the voting stock of any publicly held corporation, shall not be a violation of this Agreement. For the purposes of this Section, Executive’s undertaking shall encompass all items, products and services that may be used in substitution for Products.

Conflict of Interest. Executive agrees that, during his or her employment with the Company, he or she will not undertake any outside activity, whether or not competitive with the business of the Company or its subsidiaries that could reasonably give rise to a conflict of interest or otherwise interfere with his or her duties and obligations to the Company or any of its subsidiaries.

    Nonsolicitation. Executive further agrees that while he or she is employed by the Company and during the Noncompetition Period, Executive will not (i) hire or attempt to hire any employee of the Company or any of its subsidiaries, (ii) hire or attempt to hire any independent contractor providing services to the Company or any of its subsidiaries, (iii) assist in hiring or any attempt to hire anyone identified in clauses (i) or (ii) of this sentence by
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any other Person, (iv) encourage any employee or independent contractor of the Company or any of its subsidiaries to terminate his or her relationship with the Company or any of its subsidiaries, or (v) solicit or encourage any customer or vendor of the Company or any of its subsidiaries to terminate or diminish its relationship with any of them, or, in the case of a customer, to conduct with any Person any competing business or activity. For purposes of Executive’s obligations hereunder during that portion of the Noncompetition Period that follows termination of Executive’s employment, employee, independent contractor, customer or vendor of the Company or any of its subsidiaries shall mean any Person who was such at any time during the twelve (12) months immediately preceding the date of the termination of Executive’s employment.

Upon Employment Separation, you shall deliver to the Company all originals, copies, notes, documents, computer databases, disks, and CDs, or records of any kind that reflect or relate to any Confidential Information. As used herein, the term "notes" means written or printed words, symbols, pictures, numbers or formulae. As used throughout this Agreement, the term "Employment Separation" means the separation from and/or termination of your employment with the Company, regardless of the time, manner or cause of such separation or termination.

Nondisparagement. Executive agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders, agents or products other than in the good faith performance of the Executive’s duties to the Company while the Executive is employed by the Company or for a period of two years thereafter. Similarly, the Company agrees to instruct its directors and executive officers not to make negative comments or otherwise disparage the Executive for a period of two years after the termination of the Executive’s employment with the Company. The foregoing limitations in this Section 5 shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings). Nothing in this Agreement prohibits Executive from reporting possible violations of law to, filing a charge with, or participating in an investigation by any governmental agency, or from receiving an award for information provided to any governmental agency, in each case without notice to the Company. Pursuant to 18 U.S.C. Section 1833(b), Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or that is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

6.Inventions.

a)As used throughout this Agreement, the term "Inventions" means any inventions, improvements, designs, plans, discoveries or innovations of a technical or business nature, whether patentable or not, relating in any way to the Company's business or contemplated business if the Invention is conceived or reduced to practice by you during your employment by the Company. Inventions include all data, records, physical embodiments and intellectual property pertaining thereto. Inventions reduced to practice within one year following Employment Separation shall be presumed to have been conceived during employment.

b)Inventions are the Company's exclusive property and shall be promptly disclosed and assigned to the Company without additional compensation of any kind. If requested by the Company, you, your heirs, your executors, your administrators or legal representative will provide any information, documents, testimony or other assistance needed for the Company to acquire, maintain, perfect or exercise any form of legal protection that the Company desires in connection with an Invention.
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c)Upon Employment Separation, you shall deliver to the Company all copies of and all notes with respect to all documents or records of any kind that relate to any Inventions.

7.Termination of Employment.

a)    Termination Upon Death or Disability. Your employment will terminate automatically upon your death. The Company will be entitled to terminate your employment because of your disability upon 30 days written notice. "Disability" will mean "total disability" as defined in the Company's long term disability plan or any successor thereto. In the event of a termination under this Section 7(a), the Company will pay you the earned but unpaid portion of your Base Salary through the termination date. Additionally, (i) you will be entitled to any annual incentive cash bonus (“Annual Bonus”) earned with respect to the previous calendar year, but unpaid as of the employment termination date; and a prorated amount of the Annual Bonus for the calendar year in which the termination occurs, calculated by multiplying the Annual Bonus that the Executive would have received for such year had Executive's employment continued through the end of such calendar year by a fraction, the numerator of which is the number of days the Executive was employed during the applicable year and the denominator of which is 365, and (ii) any equity or other long-term incentive awards granted to you (including, without limitation, any restricted shares, restricted stock units, performance shares and stock options) shall be treated in accordance with the terms of the applicable equity incentive plan and award agreement(s) governing such awards.

b)Termination by Company for Cause. An Employment Separation for Cause will occur upon a determination by the Company that "Cause" exists for your termination and the Company serves you written notice of such termination. As used in this Agreement, the term "Cause" shall refer only to any one or more of the following grounds:

(i)Commission of an act of dishonesty involving the Company, its business or property, including, but not limited to, misappropriation of funds or any property of the Company;
(ii)Engagement in activities or conduct clearly injurious to the best interests or reputation of the Company;

(iii)Willful and continued failure substantially to perform your duties under this Agreement (other than as a result of physical or mental illness or injury), after the Board of Directors of the Company delivers to you a written demand for substantial performance that specifically identifies the manner in which the Board believes that you have not substantially performed your duties;

(iv)Illegal conduct or gross misconduct that is willful and results in material and demonstrable damage to the business or reputation of the Company;

(v)The clear and willful violation of any of the material terms and conditions of this Agreement or any other written agreement or agreements you may from time to time have with the Company;

(vi)The clear and willful violation of the Company's code of business conduct or the clear violation of any other rules of behavior as may be provided in any
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employee handbook which would be grounds for dismissal of any employee of the Company; or

(vii)Commission of a crime which is a felony, a misdemeanor involving an act of moral turpitude, or a misdemeanor committed in connection with your employment by the Company which causes the Company a substantial detriment.

No act or failure to act shall be considered "willful" unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. Any act or failure to act that is based upon authority given pursuant to a resolution duly adopted by the Board of Directors, or the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.

    In the event of a termination under this Section 7(b), the Company will pay you only the earned but unpaid portion of your Base Salary through the termination date.

    Following a termination for Cause by the Company, if you desire to contest such determination, your sole remedy will be to submit the Company's determination of Cause to arbitration in Columbus, Ohio before a single arbitrator under the commercial arbitration rules of the American Arbitration Association. If the arbitrator determines that the termination was other than for Cause, the Company's sole liability to you will be the amount that would be payable to you under Section 7(d) of this Agreement for a termination of your employment by the Company without Cause. Each party will bear his or its own expenses of the arbitration.

c)Termination by You. In the event of an Employment Separation as a result of a termination by you for any reason, you must provide the Company with at least 14 days’ advance written notice ("Notice of Termination") and continue working for the Company during the 14-day notice period, but only if the Company so desires to continue your employment and to compensate you during such period. In the event of such termination under this Section, the Company will pay you the earned but unpaid portion of your Base Salary through the termination date.

d)Termination by Company Without Cause. In the event of an Employment Separation as a result of termination by the Company without Cause, the Company will pay you the earned but unpaid portion of your Base Salary through the termination date and will continue to pay you your Base Salary in accordance with the Company's payroll practices in effect at the time of the Employment Separation for an additional twenty-four (24) months (the "Severance Period"), subject to your execution and non-revocation of a general release of claims in a form provided by the Company within 30 days after termination of employment; provided, however, any such payments will immediately end if (i) you are in violation of any of your obligations under this Agreement; or (ii) the Company, after your termination, learns of any facts about your job performance or conduct that would have given the Company Cause, as defined in Section 7(b), to terminate your employment. Additionally, (i) you will be entitled to any Annual Bonus earned with respect to the previous calendar year, but unpaid as of the employment termination date; and a prorated amount of the Annual Bonus for the calendar year in which the termination occurs, calculated by multiplying the Annual Bonus that the Executive would have received for such year had Executive's employment continued through the end of such calendar year by a fraction, the numerator of which is the number of days the Executive was employed during the applicable year and the denominator of which is 365,and (ii) the Company shall maintain for your benefit participation in the Company’s group health
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plan (or at your election make COBRA payments for your benefit) for a period of eighteen (18) months. Any equity or other long-term incentive awards granted to you (including, without limitation, any restricted shares, restricted stock units, performance shares and stock options) shall be treated in accordance with the terms of the applicable equity incentive plan and award agreement(s) governing such awards.

e)Termination Following Change in Control. If a "Change in Control", as defined in Section 7(e)(v), shall have occurred and within 13 months following such Change in Control the Company terminates your employment other than for Cause, as defined in Section 7(b), or you terminate your employment for Good Reason, as that term is defined in Section 7(e)(vi), then, in lieu of (and not in addition to) any amounts or benefits payable under Section 7(d), you shall be entitled to the benefits described below:

(i)You shall be entitled to the unpaid portion of your Base Salary plus credit for any vacation accrued but not taken and the amount of any earned but unpaid portion of any bonus, incentive compensation, or any other Fringe Benefit to which you are entitled under this Agreement through the date of the termination as a result of a Change in Control (the "Unpaid Earned Compensation"), plus 2.0 times the sum of (1) your Base Salary in effect at the date of termination, plus (2) your target Annual Bonus (together, the "Salary Termination Benefit").

(ii)Any equity or other long-term incentive awards granted to you (including, without limitation, any restricted shares, restricted stock units, performance shares and stock options) shall be treated in accordance with the terms of the applicable equity incentive plan and award agreement(s) governing such awards.

(iii)The Company shall maintain for your benefit participation in the Company’s group health plan (or at your election make COBRA payments for your benefit), until the earlier of (A) 18 months after termination of employment following a Change in Control, or (B) your commencement of full-time employment with a new employer with comparable benefits, all life insurance, medical, health and accident, and disability plans or programs, such plans or programs to be maintained at the then current standards of the Company, in which you shall have been entitled to participate prior to termination of employment following a Change in Control, provided your continued participation is permitted under the general terms of such plans and programs after the Change in Control ("Fringe Termination Benefit"); (collectively the Salary Termination Benefit and the Fringe Termination Benefit are referred to as the "Termination Benefits").

(iv)The Unpaid Earned Compensation shall be paid to you within 15 days after termination of employment, and subject to your execution and non-revocation of a general release of claims in a form provided by the Company within 30 days after termination of employment, one-half of the Salary Termination Benefit shall be payable to you as severance pay in a lump sum payment within 30 days after termination of employment, and one-half of the Salary Termination Benefit shall be payable to you as severance pay in equal monthly payments commencing 30 days after termination of employment and ending on the date that is the earlier of two and one-half months after the end of the Company's fiscal year in which termination occurred or your death; provided, however, the Company may immediately discontinue the payment of the Termination Benefits if (i) you are in violation of any of your
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obligations under this Agreement; and/or (ii) the Company, after your termination, learns of any facts about your job performance or conduct that would have given the Company Cause as defined in Section 7(b) to terminate your employment. You shall have no duty to mitigate your damages by seeking other employment, and the Company shall not be entitled to set off against amounts payable hereunder any compensation which you may receive from future employment; provided that, to the extent permitted by Code Section 409A, the Company may set off against such amounts any amounts you owe to the Company. To the extent necessary, the parties hereto agree to negotiate in good faith should any amendment to this Agreement be required in order to comply with Section 409A of the Code, provided, however, no amendment shall be effected after the occurrence of a Change in Control.

(v)A "Change in Control" shall be deemed to have occurred if and when, after the date hereof, (i) any "person" (as that term is used in Sections 13(d) and 14(d) of the Exchange Act on the date hereof), including any "group" as such term is used in Section 13(d)(3) of the Exchange Act on the date hereof, shall acquire (or disclose the previous acquisition of beneficial ownership (as that term is defined in Section 13(d) of the Exchange Act and the rules thereunder on the date hereof) of shares of the outstanding stock of any class or classes of the Company which results in such person or group possessing more than 50% of the total voting power of the Company's outstanding voting securities ordinarily having the right to vote for the election of directors of the Company; or (ii) as the result of, or in connection with, any tender or exchange offer, merger or other business combination, or contested election, or any combination of the foregoing transactions (a "Transaction"), the owners of the voting shares of the Company outstanding immediately prior to such Transaction own less than a majority of the voting shares of the Company after the Transaction; or (iii) during any period of two consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Company (or who take office following the approval of a majority of the directors then in office who were directors at the beginning of the period) cease for any reason to constitute at least one-half thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors of the Company representing at least one-half of the directors then in office who were directors at the beginning of the period; or (iv) the sale, exchange, transfer, or other disposition of all or substantially all of the assets of the Company (a "Sale Transaction") shall have occurred. Notwithstanding the foregoing, an event shall not be treated as a "Change in Control" hereunder unless such event also constitutes a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and the treasury regulations and other official guidance promulgated thereunder (collectively, "Code Section 409A").

(vi)As used in this Agreement, the term "Good Reason" means, without your written consent:

(A)a material change in your status, position or responsibilities that constitutes a material diminution of your authority, duties or responsibilities as in effect immediately prior to the Change in Control (provided that you are continuing to serve as chief executive officer of the Company’s business following a Change in Control
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shall not, by itself, constitute Good Reason); the assignment of any duties or responsibilities or the removal or termination of duties or responsibilities (except in connection with the termination of employment for total and permanent disability, death, or Cause, or by you other than for Good Reason), which are materially inconsistent with such status, position or responsibilities;

(B)a reduction by the Company in your Base Salary as in effect on the date hereof or as the same may be increased from time to time during the term of this Agreement;

(C)the relocation of the Company's principal executive offices to a location outside the greater Columbus metropolitan area or the relocation of you by the Company to any place other than the location at which you performed duties prior to a Change in Control, in either case only if to a location that is more than 50 miles from the Executive’s location where he regularly performed his duties prior to the Change in Control, except for required travel on the Company's business to an extent consistent with business travel obligations at the time of a Change in Control;

(D)the failure of the Company to continue in effect, or to continue your participation in, or any material reduction of your participation in, any incentive, bonus or other compensation plan in which you participate, including but not limited to the Company's stock option plans, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan), has been made or offered with respect to such plan in connection with the Change in Control;

(E)the failure by the Company to continue to provide you with benefits substantially similar to those enjoyed or to which you are entitled under any of the Company's deferred compensation, pension, profit sharing, life insurance, medical, dental, health and accident, or disability plans at the time of a Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed or to which you are entitled at the time of the Change in Control, or the failure by the Company to provide the number of paid vacation and sick leave days to which you are entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect on the date hereof;

(F)the failure of the Company to obtain a satisfactory agreement from any successor or assign of the Company to assume and agree to perform this Agreement;

(G)any request by the Company that you participate in an unlawful act or take any action constituting a breach of your professional standard of conduct; or

(H)any material breach of this Agreement by the Company that remains uncured following the notice and Cure Period described in clause (I) below. Notwithstanding anything in this Section to the contrary, your right to terminate your employment pursuant to this Section shall not be affected by incapacity due to physical or mental illness.
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(I)You shall not be deemed to have terminated your employment for Good Reason unless (i) you notify the Company in writing of the first occurrence of the Good Reason condition within 90 days of the first occurrence of such condition; (ii) you cooperate in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iii) notwithstanding such efforts, the Good Reason condition continues to exist; and (iv) you terminate your employment within 30 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(vii)Upon any termination or expiration of this Agreement or any cessation of your employment hereunder, the Company shall have no further obligations under this Agreement and no further payments shall be payable by the Company to you, except as provided in Section 7 above and except as required under any benefit plans or arrangements maintained by the Company and applicable to you at the time of such termination, expiration or cessation of your employment.

Enforcement of Agreement. The Company is aware that upon the occurrence of a Change in Control, the Board of Directors or a shareholder of the Company may then cause or attempt to cause the Company to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Company to institute, or may institute litigation seeking to have this Agreement declared unenforceable, or may take or attempt to take other action to deny you the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. Accordingly, if following a Change in Control it should appear to you that the Company has failed to comply with any of its obligations under Section 7 of this Agreement or in the event that the Company or any other person takes any action to declare Section 7 of this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or to recover from you the benefits entitled to be provided to you under Section 7, and that you have complied with all your obligations under this Agreement, the Company authorizes you to retain counsel of your choice, at the expense of the Company as provided in this Section 7(e)(viii), to represent you in connection with the initiation or defense of any pre-suit settlement negotiations, litigation or other legal action, whether such action is by or against the Company or any Director, officer, shareholder, or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company consents to you entering into an attorney-client relationship with such counsel, and in that connection the Company and you agree that a confidential relationship shall exist between you and such counsel, except with respect to any fee and expense invoices generated by such counsel. The reasonable fees and expenses of counsel selected by you as hereinabove provided shall be paid or reimbursed to you by the Company on a regular, periodic basis upon presentation by you of a statement or statements prepared by such counsel in accordance with its customary practices, up to a maximum aggregate amount of $150,000. Any legal expenses incurred by the Company by reason of any dispute between the parties as to enforceability of Section 7 or the terms contained in this Section 7(e)(viii) shall be the Company’s own responsibility; provided, however, that if a court or arbitrator finally determines that your claim or defense was
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frivolous or brought in bad faith, you shall repay the Company for any amounts advanced to you under this Section 7(e)(vii).

f)The Noncompetition Period described in Section 5 of this Agreement shall be suspended while you engage in any activities in breach of this Agreement. In the event that a court grants injunctive relief to the Company for your failure to comply with Section 5, the Noncompetition Period shall begin again on the date such injunctive relief is granted.

g)Nothing contained in this Section 7 shall be construed as limiting your obligations under Sections 5 and 6 of this Agreement concerning Confidential Information, Inventions, or Noncompetition and Non-solicitation.

8.Remedies; Venue; Process.

You hereby acknowledge and agree that the Confidential Information disclosed to you prior to and during the term of this Agreement is of a special, unique and extraordinary character, and that any breach of this Agreement will cause the Company irreparable injury and damage, and consequently the Company shall be entitled, in addition to all other legal and equitable remedies available to it, to injunctive and any other equitable relief to prevent or cease a breach of Section 5 of this Agreement without further proof of harm and entitlement; that the terms of this Agreement, if enforced by the Company, will not unduly impair your ability to earn a living or pursue your vocation; and further, that the Company may cease paying any compensation and benefits under Section 7 if you fail to comply with this Agreement, without restricting the Company from other legal and equitable remedies. The parties agree that the prevailing party in litigation concerning a breach of this Agreement shall be entitled to all costs and expenses (including reasonable legal fees and expenses) which it incurs in successfully enforcing this Agreement and in prosecuting or defending any litigation (including appellate proceedings) concerning a breach of this Agreement.

a)Except for actions brought under Section 7(b) of this Agreement, the parties agree that jurisdiction and venue in any action brought pursuant to this Agreement to enforce its terms or otherwise with respect to the relationships between the parties shall properly lie in either the United States District Court for the Southern District of Ohio, Eastern Division, Columbus, Ohio, or the Court of Common Pleas of Franklin County, Ohio. Such jurisdiction and venue is exclusive, except that the Company may bring suit in any jurisdiction and venue where jurisdiction and venue would otherwise be proper if you may have breached Section 5 of this Agreement. The parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by statute or rule of court.

9.Exit Interview. Prior to Employment Separation, you shall attend an exit interview if desired by the Company and shall, in any event, inform the Company at the earliest possible time of the identity of your future employer and of the nature of your future employment.

10.No Waiver. Any failure by the Company to enforce any provision of this Agreement shall not in any way affect the Company's right to enforce such provision or any other provision at a later time.

11.Saving. If any provision of this Agreement is later found to be completely or partially unenforceable, the remaining part of that provision or any other provision of this
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Agreement shall still be valid and shall not in any way be affected by the finding. Moreover, if any provision is for any reason held to be unreasonably broad as to time, duration, geographical scope, activity or subject, such provision shall be interpreted and enforced by limiting and reducing it to preserve enforceability to the maximum extent permitted by law.

12.No Limitation. You acknowledge that your employment by the Company may be terminated at any time by the Company or by you with or without cause in accordance with the terms of this Agreement. This Agreement is in addition to and not in place of other obligations of trust, confidence and ethical duty imposed on you by law.

13.Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Ohio without reference to its choice of law rules.

14.Final Agreement. This Agreement replaces any existing agreement between you and the Company relating to the same subject matter and may be modified only by an agreement in writing signed by both you and a duly authorized representative of the Company.

15.Further Acknowledgments. YOU ACKNOWLEDGE THAT YOU HAVE RECEIVED A COPY OF THIS AGREEMENT, THAT YOU HAVE READ AND UNDERSTOOD THIS AGREEMENT, THAT YOU UNDERSTAND THIS AGREEMENT AFFECTS YOUR RIGHTS, AND THAT YOU HAVE ENTERED INTO THIS AGREEMENT VOLUNTARILY.

16.Code Section 409A Compliance.

a)The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the parties hereto of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

b)An "Employment Separation" shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following an Employment Separation unless such Employment Separation is also a "separation from service" within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to an Employment Separation or like terms shall mean "separation from service." If the Executive is deemed on the date of termination to be a "specified employee" within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a "separation from service," such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such "separation from service" of the Executive, and (ii) the date of the Executive's death (the "Delay Period"). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
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c)All expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive (provided that if any such reimbursements constitute taxable income to the Executive, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.

d)For purposes of Code Section 409A, the Executive's right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., "payment shall be made within thirty (30) days"), the actual date of payment within the specified period shall be within the sole discretion of the Company.

e)In no event shall any payment under this Agreement that constitutes "deferred compensation" for purposes of Code Section 409A be offset by any other payment pursuant to this Agreement or otherwise.

f)Notwithstanding any other provision of this Agreement or any other plan, arrangement, or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company Group to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments within the meaning of Section 280G of the Code, and would, but for this Section 16, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under subparagraph (i) above is less than the amount under subparagraph (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, and foreign income, employment, and excise taxes. All incentive-based compensation paid or payable to the Executive shall be subject to recoupment under any clawback policy adopted by the Company or required by applicable law or stock exchange listing standards.

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Commercial Vehicle Group, Inc.:

By _/s/ William Johnson____
William Johnson
Chairman of the Board of Directors

Executive:

/s/ David Ruppel__
David Ruppel
President and Chief Executive Officer
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